                                                              EXHIBIT 99(b)


                        NIAGARA MOHAWK POWER CORPORATION
                           NON-REPRESENTED EMPLOYEES'
                                SAVINGS FUND PLAN


              As Amended and Restated Effective as of July 1, 1992
            (Including Amendments Effective Through January 1, 1996)

                                TABLE OF CONTENTS

                                                                         Page
Preamble...................................................................1

ARTICLE
  I        DEFINITIONS.....................................................2
  II       PARTICIPATION...................................................7
  III      PARTICIPANT CONTRIBUTIONS.......................................8
  IV       ACTUAL DEFERRAL PERCENTAGE......................................9
  V        MATCHING CONTRIBUTIONS.........................................13
  VI       AVERAGE CONTRIBUTION PERCENTAGE................................13
  VII      ROLLOVER CONTRIBUTIONS; DIRECT TRANSFERS.......................17
  VIII     CONTRIBUTION LIMITATIONS.......................................20
  IX       ACCOUNTS; VESTING..............................................22
  X        WITHDRAWALS....................................................23
  XI       DISTRIBUTIONS..................................................26
  XII      INVESTMENT OF FUNDS............................................30
  XIII     LOANS..........................................................31
  XIV      ADMINISTRATION.................................................34
  XV       TRUSTEE........................................................35
  XVI      TERMINATION AND AMENDMENT......................................37
  XVII     MISCELLANEOUS..................................................38
  XVIII    TOP HEAVY PROVISIONS...........................................40

APPENDIX A
APPENDIX B

                        NIAGARA MOHAWK POWER CORPORATION
                           NON-REPRESENTED EMPLOYEES'
                                SAVINGS FUND PLAN

                 As Amended and Restated Effective July 1, 1992

                                    Preamble

         This Plan was originally established effective January 1, 1965 by the Board of Directors of Niagara Mohawk Power Corporation for the exclusive benefit of Eligible Employees and their Beneficiaries in order to provide additional retirement security through a deferred savings and investment program. The Plan, as amended and restated effective July 1, 1992, is designed as a profit sharing plan which incorporates a cash or deferred arrangement under section 401(k) of the Internal Revenue Code of 1986, as amended, and Plan provisions are to be interpreted accordingly. Except as otherwise expressly provided, the provisions of the Plan, as set forth in this document and as may be amended from time to time, establish the rights and obligations with respect to Participants on and after July 1, 1992 and transactions under the Plan on and after that date. Rights and obligations under the Plan with respect to any Employee who terminated employment with the Employer for any reason prior to July 1, 1992 shall be determined in accordance with the provisions of the Plan as in effect on the date of termination.

                                    ARTICLE I

                                   DEFINITIONS

         The following words and phrases shall have the meanings provided below, except as otherwise required by the context. As used in the Plan, the masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, unless a different meaning is clearly indicated by the context.

         "Accounts" means a Participant's accounts maintained for recordkeeping purposes under the Plan, including a Company Account, Participant Account, Rollover Account, Transfer Account and Loan Account, as applicable.

         "Affiliate" means the Company and any corporation which is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company, any trade or business (whether or not incorporated) which is under common control (within the meaning of Code section 414(c)) with the Company, any organization which is part of an affiliated service group as defined in Code section 414(m), or any entity required to be aggregated with the Company in accordance with Code section 414(o) and the regulations thereunder. For purposes of determining whether a person is an Employee and the period of employment of such person, each such other company shall be included as an Affiliate only for such period or periods during which such other company is a member of the controlled group, under common control, an affiliated service group or otherwise required to be so aggregated.

         "After-tax Contributions" means a Participant's after-tax contributions to the Plan pursuant to Section 3.1. After-tax contributions shall be made by payroll deduction.

         "Before-tax Contributions" means a Participant's before-tax contributions to the Plan pursuant to Section 3.1. Before-tax contributions shall be made by payroll reduction.

         "Beneficiary" means the person designated by the Participant in accordance with the provisions of Section 11.6 to receive any benefits payable under the Plan after the death of the Participant.

         "Board of Directors" means the Board of Directors of the Company.

         "Break in Service" means a 12 consecutive-month period during which a Participant has not completed more than 500 Hours of Service.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" means the committee for the Plan appointed by the Board of Directors pursuant to Section 14.3 and shall include agents and delegates of the committee whenever applicable.

         "Company" means Niagara Mohawk Power Corporation, or any successor corporation.

         "Company Account" means the separate account maintained for each Participant to which Matching Contributions and related earnings are credited under Section 9.1.

         "Compensation" means the basic annual wages and salary (not in excess of the statutory dollar limitation under Code section 401(a)(17), as may be adjusted by the Secretary of the Treasury) of an Employee from the Employer (other than overtime, commissions, bonuses, moving allowances or other extra or additional compensation from the Employer), unreduced by the Employee's Before-tax Contributions or contributions to a plan of the Employer qualifying under Code section 125, but excluding other contributions to this Plan or contributions to other employee benefit plans of the Employer. For purposes of applying the dollar limitation on Compensation, the rules of Code section 414(q)(6) shall apply, except that in applying such rules, the term "family" shall include only the spouse of the Employee and lineal descendants of the Employee who have not attained age 19 before the close of the year. The dollar limitation, as adjusted, will be allocated among the members of the family unit in proportion to each such member's Compensation.

         "Effective Date" means July 1, 1992, the date of the amendment and restatement of the Plan.

         "Eligible Employee" means each Employee eligible to participate in the Plan in accordance with Section 2.1.

         "Employee" means any employee of the Employer, other than an employee covered by a collective bargaining agreement with the Employer, unless such collective bargaining agreement expressly provides for coverage under the Plan.

         "Employer" means the Company and any Affiliate which participates in the Plan with the approval of the Board of Directors.

         "ERISA" means the Employee Retirement Income Security Act of 1934, as amended from time to time.

         "Highly Compensated Employee" means an Employee within the meaning of Code section 414(q).

         "Hour of Service" means (1) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer for the performance of duties during the applicable computation period; (2) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer on account of a period of time during which no duties are performed (such as vacation, holidays, sickness, disability, layoff, jury duty, military duty or leave of absence) during the applicable computation period; (3) each hour for which back pay is awarded or agreed to by the Employer without regard to mitigation. The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and (3).

         Notwithstanding (2) above, (i) no more than 501 Hours of Service will be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

         Solely for purposes of determining whether a Year of Service for purposes of Sections 2.1 and 5.1 has been completed in a computation period, an Employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence; in no case shall more than 501 Hours of Service be credited for any one such absence. For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this subsection shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following computation period.

         An Employee with respect to whom the Company or an Affiliate does not maintain records reflecting the number of hours for which he is paid shall be credited with 45 Hours of Service for each week or part thereof he is paid or entitled to be paid by the Company or an Affiliate. The provisions of Department of Labor regulations section 2530.200b-2(b) and (c) are incorporated herein by reference.

         "Investment Funds" means each of the Investment Funds provided for in
     Section 12.2 and set forth in Appendix A.

         "Investment Manager" means the individual(s) or other entity appointed in accordance with Section 15.3 who has acknowledged in writing that he is a fiduciary with respect to the Plan and who is:

         (a) registered as an investment advisor under the Investment Advisers Act of 1940;
         (b)  a bank, as defined in such Act; or
         (c) an insurance company qualified to manage, acquire or dispose of assets of pension plans.

         "Loan Account" means a separate account established for a Participant for the purpose of administering the Participant's loan.

         "Matching Contributions" means the contributions made to the Plan by the Employer under Section 5.1.

         "Participant" means an Employee participating in the Plan in accordance with Article II.

         "Participant Account" means the separate account maintained for each Participant to which a Participant's Before-tax Contributions and After-tax Contributions and related earnings are credited under Section 9.1.

         "Plan" means the Niagara Mohawk Power Corporation Non-Represented Employees' Savings Fund Plan, as amended and restated in this document (including any Appendix) and as may be amended from time to time.

         "Plan Year" means the calendar year.

         "Represented Plan" means the Niagara Mohawk Power Corporation Represented Employees' Savings Fund Plan (including any Appendix) as may be amended from time to time.

         "Rollover Account" means the separate account maintained for a Participant to which the Participant's rollover contributions and related earnings are credited under Section 9.1.

         "Service" means a Participant's period of employment with the Company or any Affiliate.

         "Total Disability" means (i) for a Participant who is covered under the Company's Long-Term Disability Income Insurance Plan, the Participant's total disability entitling him to a benefit under such plan; and (ii) for any other Participant, the total and permanent inability, by reason of physical or mental infirmity, or both, of a Participant to perform, without endangering his health, the tasks, functions or duties assigned to him by the Employer for not less than six consecutive months; provided that the determination of the existence or nonexistence of such Participant's Total Disability shall be made by the Committee pursuant to an examination by a physician selected or approved by the Committee.

         "Transfer Account" means the separate account maintained for a Participant to which amounts transferred on behalf of a Participant, and related earnings, are credited under Section 9.1.

         "Trust Agreement" means the agreement between the Trustee and the Company pursuant to which the Trust Fund is established and maintained, as provided in Article XV.

         "Trust Fund" means the trust under the Plan established pursuant to the Trust Agreement, as provided for in Article XV.

         "Trustee" means the trustee under the Trust Agreement.

         "Valuation Date" means any applicable business day.

         "Year of Service" means a 12 consecutive-month period (commencing on the date as of which an individual first becomes an Employee) during which the Employee has completed at least 1,000 Hours of Service; provided that, if an Employee does not complete 1,000 Hours of Service during such 12-month period, a Year of Service means the first Plan Year, beginning with the Plan Year immediately following the date he first becomes an Employee, during which he completes at least 1,000 Hours of Service.


                                   ARTICLE II

                                  PARTICIPATION

         2.1 Each Employee on the Effective Date who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant as of the Effective Date.

Subject to Section 2.4, each other Employee shall become an Eligible Employee as of the first day of the month following the first full calendar month after he has attained age 21 and completed one Year of Service; provided that, effective January 1, 1993, an Employee shall become an Eligible Employee as of the first day of the month following the first full calendar month after his attainment of age 21 and completion of a month of Service, without regard to completing a Year of Service.

         2.2 Participation in the Plan is purely voluntary. Prior to the time an Employee first becomes an Eligible Employee, he will be provided with an explanation of the Plan and the procedure for Plan enrollment. Each Eligible Employee on or after the Effective Date shall become a Participant as soon as administratively feasible after his enrollment request is completed in such form and manner prescribed by the Committee. Once an Employee becomes an Eligible Employee, he will continue to be an Eligible Employee until he ceases to be an Employee. Notwithstanding the foregoing, an Employee shall become a Participant if he makes a rollover contribution to the Plan in accordance with Section 7.1 or effects a direct plan-to-plan transfer in accordance with Section 7.2 before becoming an Eligible Employee in accordance with Section 2.1.

         2.3 A Participant shall continue as such until his Accounts are completely distributed under the Plan or transferred to the Represented Plan pursuant to Section 2.4. Any interest in the Investment Funds of a Participant who retires or otherwise terminates employment with the Employer shall be allowed to remain in the Trust Fund, subject to Article XI.

         2.4 The Accounts of a Participant who becomes represented by a collective bargaining agreement with the Employer shall be transferred to the Represented Plan as soon as administratively feasible. If a participant in the Represented Plan becomes an Eligible Employee, his accounts under the Represented Plan shall be transferred to corresponding Accounts under this Plan and he shall become a Participant in the Plan as of the date of such transfer and shall be eligible to make contributions to the Plan in accordance with Article III as soon as administratively feasible following receipt by the Committee of his completed application for membership in accordance with Section 2.2.

         2.5 If an Eligible Employee terminates employment with the Employer and is reemployed by the Employer, he shall be an Eligible Employee as of his date of reemployment, and shall participate in the Plan as soon as administratively feasible after applying for membership in accordance with Section 2.2.


                                   ARTICLE III

                            PARTICIPANT CONTRIBUTIONS

         3.1 Subject to Section 3.4 and Articles IV, VI, and VIII, a Participant may elect to make (i) Before-tax Contributions in an amount ranging from 2% to 15% (in whole percentages) of his Compensation for the Plan Year; (ii) After-tax Contributions in an amount ranging from 2% to 10% (in whole percentages) of his Compensation for the Plan Year; or (iii) a combination of Before-tax Contributions and After-tax Contributions (in whole percentages), not to exceed in the aggregate 15% of his Compensation for the Plan Year (provided that After-tax Contributions in the aggregate shall not exceed 10% of his Compensation for the Plan Year).

         3.2 The Employer shall contribute, or have contributed, to the Plan the amount of a Participant's Before-tax Contributions and After-tax Contributions elected pursuant to Section

3.1. All such contributions, together with any related earnings, shall be credited to the Participant's Participant Account.

         3.3 A Participant may discontinue or change the rate of his Before-tax Contributions or After-tax Contributions, or both, as of any payroll period by providing notice to the Committee, in such form and manner as the Committee may prescribe.

         3.4 Notwithstanding the provisions of Article IV, the maximum amount of Before-tax Contributions credited to the Participant Account on behalf of a Participant in any calendar year may not exceed $9,500 (as may be adjusted by the Secretary of the Treasury) and any Before-tax Contributions made to the Participant Account in excess of such amount, plus any related earnings on such excess amount, shall be distributed to the Participant no later than April 15 following the close of the calendar year in which such excess Before-tax Contributions are made.


                                   ARTICLE IV

                           ACTUAL DEFERRAL PERCENTAGE

         4.1 (a) If the actual deferral percentage (as defined in paragraph (c) below) of Compensation for Participants who are Highly Compensated Employees is more than the amount permitted under the deferral limitations set forth in paragraph (b) below, there shall be a reduction in the portion of the Before-tax Contributions credited to the Participant Accounts of those Participants who are Highly Compensated Employees and who elected to contribute at the highest Before-tax Contribution percentage rate, such that the deferral limitations are satisfied. The Employer shall distribute to such Participants any excess Before-tax Contributions, and any related earnings, no later than 2 1/2 months following the Plan Year in which such excess Before-tax Contributions are made. Excess Before-tax Contributions shall be treated as annual additions for purposes of Section 8.1. In addition, if the Employer determines that Before-tax Contributions would be in excess of the deferral limitations set forth in paragraph (b) below, the Employer may in its sole discretion suspend, in whole or in part, Before-tax Contributions to the Plan made on behalf of Participants who are Highly Compensated Employees (in which case the amounts which would ordinarily be deferred in a payroll period shall be paid directly to such Participants).

         (b) The actual deferral percentage for any Plan Year beginning on or after the Effective Date of all Eligible Employees who are Highly Compensated Employees shall not exceed, alternatively: (A) 125% of the actual deferral percentage for all Eligible Employees who are not Highly Compensated Employees; or (B) 200% of the actual deferral percentage for Eligible Employees who are not Highly Compensated Employees, provided that the actual deferral percentage for all Eligible Employees who are Highly Compensated Employees does not exceed the actual deferral percentage for all other Eligible Employees by more than 2%, or such other amount that the Secretary of the Treasury shall prescribe.

         (c) For purposes of this Section 4.1, the actual deferral percentage for a specified group of Participants for a Plan Year shall be the average of the ratios, calculated separately for each Eligible Employee in such group, of
(i) the amount of Before-tax Contributions to the Participant Account and Matching Contributions to the Company Account (to the extent taken into account for purposes of the actual deferral percentage test) made on behalf of each Eligible Employee for such Plan Year to (ii) the Eligible Employee's Compensation for such Plan Year. However, for purposes of determining the actual deferral percentage for a Plan Year of one of the ten most highly-paid Highly Compensated Employees, the Before-tax Contributions (and Matching Contributions, if treated as Before-tax Contributions for purposes of the actual deferral percentage test) and Compensation of such Highly Compensated Employee shall include the Before-tax Contributions (and Matching Contributions, if treated as Before-tax Contributions for purposes of the actual deferral percentage test) and Compensation for the Plan Year of "family members" (as defined in Code section 414(q)(6)). "Family members," with respect to such Highly Compensated Employees, shall be disregarded as separate employees in determining the actual deferral percentage both for Eligible Employees who are not Highly Compensated Employees and for Eligible Employees who are Highly Compensated Employees. In addition, for purposes of determining the actual deferral percentage test, Before-tax Contributions and Matching Contributions must be made before the last day of the 12-month period immediately following the Plan Year to which contributions relate.

         (d) The Employer may, to the extent permitted under Treasury Regulations section 1.401(k)-1(f)(3), recharacterize as After-tax Contributions for such Plan Year all or a portion of the Before-tax Contributions for Participants who are Highly Compensated Employees to the extent necessary to comply with the limitations set forth in paragraph (b) above. The amount of excess Before-tax Contributions to be recharacterized or distributed with respect to a Participant for the Plan Year shall be reduced by any excess deferrals previously distributed to such Participant under Section 3.4 for the Participant's taxable year ending with or within such Plan Year.

         (e) The actual deferral percentage for any Participant who is a Highly Compensated Employee in the Plan Year who is eligible to have Before-tax Contributions made on his behalf under two or more arrangements described in Code section 401(k) that are maintained by the Employer shall be determined as if such Before-tax Contributions were made under a single arrangement.

         (f) If a reduction in the amount of Before-tax Contributions on behalf of a Participant is required because of the application of paragraph (a) above, the reduction shall be treated as taxable earnings to the Participant for the pay period in which the reduction occurs, and the Employer shall withhold any taxes required by law on such taxable earnings.

         (g) If a distribution of excess Before-tax Contributions (and related earnings) is required because of the application of paragraph (a) above, the Employer shall withhold any taxes required by law on such distribution.

         (h) In the event the Employer is required to reduce the Before-tax Contributions made on behalf of a Participant as a result of the application of the provisions of paragraph (a) above, the Matching Contributions under Section
5.1 made on behalf of the Participant for the remainder of the Plan Year shall be applied to the reduced amount of Before-tax Contributions.


                                    ARTICLE V

                             MATCHING CONTRIBUTIONS

         5.1 Subject to the provisions of Articles VI and VII, the Employer shall contribute to the Plan on behalf of each Participant a Matching Contribution equal to 50% of the first 6% of Compensation that such Participant elects to have contributed as Before-tax Contributions and/or After-tax Contributions on his behalf pursuant to Section 3.1 (a maximum Matching Contribution equal to 3% of the Participant's Compensation); provided that, effective January 1, 1993, the Employer shall make such Matching Contributions on behalf of only those Participants who have completed a Year of Service. Notwithstanding the foregoing, the amount of Matching Contributions made on behalf of a Participant for any Plan Year beginning before January 1, 1996 shall not exceed 2% of his Compensation for the Plan Year; or 2.5% of such Compensation if he has completed 10 Years of Service or has attained age 40 with at least 6 Years of Service; or 3% of such Compensation if he has completed 15 Years of Service or has attained age 45 with at least 11 Years of Service. Such Matching Contributions and related earnings shall be credited to the Participant's Company Account.


                                   ARTICLE VI

                         AVERAGE CONTRIBUTION PERCENTAGE

         6.1 (a) If the contribution percentage (as defined in paragraph (c) below) of Compensation for Participants who are Highly Compensated Employees is more than the amount permitted under the special limitations set forth in paragraph (b) below, there shall be a reduction in the After-tax Contributions credited to the Participant Accounts and the Matching Contributions credited to the Company Accounts of those Participants who are Highly Compensated Employees on the basis of the respective portions of such amounts attributable to each such Participant so that such special limitations are satisfied. Any excess After-tax Contributions or Matching Contributions made to the Plan, plus any related earnings, shall be distributed to such Participants no later than 2 1/2 months following the Plan Year in which such excess After-tax Contributions or Matching Contributions are made. Excess After-tax Contributions shall be treated as annual additions for purposes of Section
8.1. In addition, if the Employer determines that After-tax Contributions or Matching Contributions would be in excess of the special limitations set forth in paragraph (b) below, the Employer may, in its sole discretion, suspend, in whole or in part, After-tax Contributions or Before-tax Contributions to the Plan made on behalf of Participants who are Highly Compensated Employees and, therefore, related Matching Contributions with respect to such Participants (in which case the Before-tax Contributions that would ordinarily be contributed to the Plan on such Participants' behalf in a payroll period shall be paid directly to such Participants).

         (b) The contribution percentage for any Plan Year of all Eligible Employees who are Highly Compensated Employees shall not exceed, alternatively:
(A) 125% of the contribution percentage for all Eligible Employees who are not Highly Compensated Employees, or (B) 200% of the contribution percentage for Eligible Employees who are not Highly Compensated Employees, provided that the contribution percentage for Eligible Employees who are Highly Compensated Employees does not exceed the contribution percentage for all other Eligible Employees by more than 2%, or such other amount that the Secretary of the Treasury shall prescribe.

         (c) For purposes of this Section 6.1, the average contribution percentage for a specified group of Participants for a Plan Year shall be the average of the ratios, calculated separately for each Eligible Employee in such group of (i) the amount of After-tax Contributions to the Participant Account and the amount of Matching Contributions to the Company Account (to the extent not taken into account for purposes of the actual deferral percentage test) made on behalf of each Eligible Employee for such Plan Year to (ii) the

Eligible Employee's Compensation for such Plan Year. However, for purposes of determining the average contribution percentage for a Plan Year of one of the ten most highly-paid Highly Compensated Employees, the Matching Contributions (to the extent not taken into account for purposes of the actual deferral percentage test) and Compensation of such Highly Compensated Employee shall include the Matching Contributions (to the extent not taken into account for purposes of the actual deferral percentage test) and Compensation for the Plan Year of "family members" (as defined in Code section 414(q)(6)). "Family members," with respect to such Highly Compensated Employees, shall be disregarded as separate employees in determining the average contribution percentage both for Eligible Employees who are not Highly Compensated Employees and for Eligible Employees who are Highly Compensated Employees. In addition, for purposes of determining the contribution percentage test, Matching Contributions will be considered made for a Plan Year if made before the last day of the 12-month period immediately following the Plan Year to which contributions relate.

         (d) The average contribution percentage for any Participant who is a Highly Compensated Employee in the Plan Year who is eligible to make After-tax Contributions under two or more arrangements described in Code section 401(m) that are maintained by the Employer shall be determined as if such After-tax Contributions were made under a single arrangement.

         (e) If a reduction in the amount of After-tax Contributions or Before-tax Contributions on behalf of a Participant is required because of the application of paragraph (a) above, the reduction shall be treated as taxable earnings to the Participant for the pay period in which the reduction occurs, and the Employer shall withhold any taxes required by law on such taxable earnings.

         (f) If a distribution of excess Matching Contributions (and related earnings) is required because of the application of (a) above, the Employer shall withhold any taxes required by law on such distribution.

         (g) In the event the Employer is required to reduce the Before-tax Contributions made on behalf of a Participant as a result of the application of the provisions of paragraph (a) above, the Matching Contributions under Section
5.1 made on behalf of the Participant for the remainder of the Plan Year shall be applied to the reduced amount of Before-tax Contributions.

         6.2 If both the actual deferral percentage and the average contribution percentage of the Highly Compensated Employees exceeds 1.25 multiplied by the actual deferral percentage and average contribution percentage of the non-Highly Compensated Employees, multiple use will occur. In the event of multiple use, if one or more Highly Compensated Employees participate in a plan(s) subject to both the actual deferral percentage and average contribution percentage tests and the sum of the two percentages of those Highly Compensated Employees subject to either or both tests exceeds the "aggregate limit," then the average contribution percentage of those Highly Compensated Employees who also participate in a salary deferral arrangement will be reduced (beginning with the Highly Compensated Employee whose average contribution percentage is the highest) so that the limit is not exceeded. For the purposes of this Section, "aggregate limit" shall mean the sum of (i) 125% of the greater of the actual deferral percentage or the average contribution percentage for non-Highly

Compensated Employees for the Plan Year and (ii) the lesser of 200% of, or two plus, the smaller of such actual deferral percentage or average contribution percentage.


                                   ARTICLE VII

                    ROLLOVER CONTRIBUTIONS; DIRECT TRANSFERS

         7.1 Subject to the provisions of the Plan and to rules of uniform application to be promulgated by the Committee, and in addition to any contributions to the Plan made in accordance with Article III, a Participant may make a contribution to the Plan, in cash, which qualifies as a "rollover amount", "rollover contribution" or "eligible rollover distribution" under Code section 401(a)(31), 402(c), 403(a)(4) or 408(d)(3). A Participant who wishes to make such a contribution shall timely file with the Committee, in such form and manner as the Committee may prescribe, a written notice requesting approval for such contribution, affirming that his contribution qualifies as a rollover amount, rollover contribution or eligible rollover distribution. Investment of such contribution, as between or among the Investment Funds, as applicable, shall be as directed by the Participant in accordance with the provisions of Sections 12.3 and 12.4. The Committee shall direct the Trustee as to the manner in which the contribution is to be invested. In addition to the written notice required under this Section 7.1, the Committee may require such further documentation from the Participant, or the applicable trustee, plan sponsor, custodian or other appropriate person, as evidence of the contribution constituting a rollover amount, rollover contribution or eligible rollover distribution, and until such written notice and documentary evidence satisfactory to the Committee have been so provided, the Committee shall not approve such contribution to the Plan. The Committee shall be fully protected in relying on such written and documentary evidence presented by or on behalf of the Participant. Contributions made by the Participant pursuant to this Section 7.1 shall be credited to the Participant's Rollover Account. An Employee shall be permitted to make a rollover contribution to the Plan in accordance with this Section 7.1 before becoming an Eligible Employee in accordance with Section 2.1 and, upon effecting such rollover contribution, shall be considered a Participant with respect to his Rollover Account.

         7.2 Subject to Section 2.4, other applicable provisions of the Plan and to rules of uniform application to be promulgated by the Committee, and in addition to contributions to the Plan in accordance with Article III and Section 7.1, a Participant may have transferred directly to the Plan on his behalf his accrued benefit in another employee benefit plan qualified under Code section 401(a), provided such other plan is not required to provide automatic survivor benefits (such as a defined benefit plan or money purchase pension plan or the transferee plan of any such plan). A Participant who wishes to have such amount transferred shall timely file with the Committee a written notice, in such form and manner as the Committee may prescribe, requesting approval for such transfer, affirming that the transfer is from a tax-qualified plan. Such transfer shall be effected directly from the transferor plan without distribution to the Participant, as soon as practicable after receipt of such notice by the Committee. Investment of such transferred amount, as between or among the Investment Funds, as applicable, shall be as directed by the Participant in accordance with the provisions of Sections 12.3 and 12.4. In addition to the written notice required under this Section 7.2, the Committee may require such further documentation from the Participant, or the applicable trustee, plan sponsor, custodian or other appropriate person, as evidence of the transfer being from a plan qualified under Code section 401(a), and until such written notice and documentary evidence satisfactory to the Committee have been so provided, the Committee shall not approve such transfer to the Plan. The Committee shall be fully protected in relying on such written and documentary evidence presented by or on behalf of the Participant. Transfers made by the Participant pursuant to this Section 7.2 shall be credited to the Participant's Transfer Account. An Employee shall be permitted to effect a transfer to the Plan in accordance with this Section 7.2 before becoming an Eligible Employee in accordance with Section
2.1 and, upon effecting such transfer, shall be considered a Participant with respect to his Transfer Account.

         7.3 Upon the occurrence of an event of withdrawal as described in
Article X or distribution as described in Article XI, and notwithstanding any other provisions of the Plan to the contrary that would otherwise limit a distributee's election under this Section, effective January 1, 1993, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this Section 7.3, the following definitions apply:

              "Eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

              "Eligible retirement plan" is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified trust described in Code section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

              "Distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are distributees with regard to the interest of the spouse or former spouse.

              "Direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.


                                  ARTICLE VIII

                            CONTRIBUTION LIMITATIONS

         8.1 (a) Any provision of the Plan to the contrary notwithstanding, no contributions or other annual additions to a Participant's interest in the Trust Fund will be made in any Plan Year in excess of the lesser of $30,000 or 25% of the Participant's compensation (within the meaning of Code section 415(c)(3)). The $30,000 amount may be adjusted by the Secretary of the Treasury.

         (b) Any provision of the Plan to the contrary notwithstanding, in the case of a Participant who is a participant in a defined benefit plan of the Employer, his maximum annual additions shall not exceed the amount which will result in a defined contribution plan fraction which when added to the defined benefit plan fraction of such Participant will exceed 1.0 for any Plan Year.

         (c) For purposes of applying this Section 8.1, all defined benefit plans of the Company and its Affiliates, and all defined contribution plans of the Company and its Affiliates, including the Plan, shall be combined or aggregated and the maximum benefit or annual additions limitation shall be determined on the basis of a Participant's annual additions and benefits under all such plans.

         (d) For purposes of this Section 8.1, (i) a defined contribution plan means a plan described in Code section 414(i); (ii) a defined benefit plan means a plan described in Code section 414(j); however, in the case of a defined benefit plan which provides a benefit derived from employer contributions which is based partly on the balance of the separate account of a participant, such plan shall be treated as a defined contribution plan to the extent benefits are based on the separate account of a participant and as a defined benefit plan with respect to the remaining portion of the benefits under the plan; (iii) the defined benefit plan fraction for a Participant shall be a fraction the numerator of which is the lesser of (a) the product of 1.25 multiplied by the dollar limitation in effect for the plan, or (b) the product of 1.4 multiplied by the amount equal to 100% of the Participant's average compensation for his high three years projected annual benefit under the plan, if such plan provided the maximum benefit allowed by law; (iv) the defined contribution plan fraction for a Participant shall be a fraction the numerator of which is the sum of the annual additions to the Participant's accounts under all defined contribution plans of the Company and its Affiliates (as determined in accordance with Code section 415(h)) and the denominator of which is the sum of the lesser of the following amounts for such Plan Year and for each prior Plan Year: (a) the product of 1.25 multiplied by the dollar limitation in effect for such Plan Year, or (b) the product of 1.4 multiplied by the 25% of Participant's compensation (within the meaning of Code section 415(c)(3)); and (v) annual addition means for any Plan Year (A) Employer contributions, (B) Employee contributions, (C) forfeitures, if any, (D) amounts allocated to an individual medical account, as defined in Code section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer, and (E) amounts derived from contributions which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Code section 419A(d)(3), under a welfare benefit fund, as defined in Code section 419(e), maintained by the Employer.


                                   ARTICLE IX

                                ACCOUNTS; VESTING

         9.1 As appropriate, the Committee shall maintain the following individual Plan Accounts on behalf of each Participant:

              (i) Participant Account, credited separately with Before-tax Contributions and After-tax Contributions made pursuant to Section 3.1, and related earnings;

              (ii) Company Account, credited with Matching Contributions made pursuant to Section 5.1, and related earnings;

              (iii) Rollover Account, credited with the Participant's rollover contributions, if any, made pursuant to Section 7.1, and related earnings;

              (iv) Transfer Account, credited with amounts, if any, transferred directly to the Plan on behalf of the Participant, pursuant to Section 7.2, and related earnings; and

              (v) Loan Account, reflecting any loans and loan repayments made pursuant to Article XIII.

         9.2 A Participant's interest in each of his Accounts shall be fully vested at all times.

               9.3 A Participant who forfeited all or a portion of his Company Account under the prior vesting provisions of the Plan as in effect as of his date of termination prior to January 1, 1989, and who is reemployed by the Employer after January 1, 1989, may elect within the earlier of (i) the date on which occurs the fifth consecutive one-year Break in Service from the date he received his Plan distribution, or (ii) 5 years from the date of such reemployment to repay to the Plan an amount equal to the distribution he received upon his prior termination. Upon such repayment, the amount of such Participant's Company Account so forfeited shall be restored to his credit by an additional Employer contribution.


                                    ARTICLE X

                                   WITHDRAWALS

         10.1 A Participant may elect to withdraw all or any portion of his After-tax Contributions and related earnings credited to his Participant Account by providing an application to the Committee, in such form and manner as the Committee may prescribe.

         10.2 A Participant may elect to withdraw that portion of the Matching Contributions and related earnings credited to his Company Account for at least 24 months by providing an application to the Committee, in such form and manner as the Committee may prescribe; except that a Participant who has completed at least 5 years of active Plan participation may elect to withdraw all or any portion of the Matching Contributions and related earnings credited to his Company Account by providing such application to the Committee.

         10.3 Upon application to the Committee, in such form and manner as the Committee may prescribe, a Participant who is an Employee and has attained age 59 1/2 may make a withdrawal in cash from any or all of his Accounts; provided that such Participant may elect to receive in stock all of his Accounts invested in the Stock Fund (as described in Appendix A).

               10.4 (a) Upon application of a Participant to the Committee, in such form and manner as the Committee may prescribe, the Committee shall determine whether the Participant is entitled to make a hardship withdrawal of Before-tax Contributions credited to his Participant Account, or of amounts credited to his Rollover Account or Transfer Account, as applicable, subject to the provisions of this Section 10.4. A hardship entitling a Participant to make a withdrawal will exist if the Committee determines that the Participant has an immediate and heavy financial need. A distribution based upon financial hardship cannot exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from reserves or other resources of the Participant. The determination of the existence of financial hardship and the amount required to be distributed to meet the need created by the hardship shall be made by the Committee in accordance with uniform and nondiscriminatory standards established by the Committee. In no event may the amount of such hardship withdrawal exceed the amount necessary to constitute security for repayment of any outstanding loan made pursuant to Article XIII.

         (b) For purposes of this Section 10.4:

              (i) A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant if the distribution is on account of

              (1) medical expenses described in Code section 213(d) incurred by the Participant, his spouse, or any dependents (as defined in Code section 152(a)) or necessary for these persons to obtain medical care described in Code section 213(d); (2) the purchase (excluding mortgage payments) of a principal residence for the Participant; (3) the payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, or any dependents; (4) the need to prevent the eviction of the Participant from, or the foreclosure on the mortgage of, the Participant's principal residence; or

         (5) other events or conditions as prescribed or permitted by the Internal Revenue Service through publication of documents of general applicability;

              (ii) In addition to the events described in (b)(i) above, the Committee may determine on a nondiscriminatory basis other events or conditions which establish a Participant's immediate and heavy financial need;

              (iii) A distribution will be deemed necessary to satisfy an immediate and heavy financial need of a Participant if (1) the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (such amount may include any amount necessary to pay any Federal, state or local taxes or penalties reasonably anticipated to result from the distribution) and (2) the Participant has obtained all distributions, other than hardship withdrawals, and all nontaxable loans available under the Plan and any other plan maintained by the Employer in which the Participant participates; and

              (iv) A Participant who receives a hardship withdrawal in accordance with this Section shall have contributions to his Participant Account suspended for 12 months after receipt of the hardship withdrawal; the maximum amount of Before-tax Contributions which a Participant may have credited to his Participant Account in the tax year following the tax year in which he receives a hardship withdrawal shall be the applicable amount described in Section 3.4 for such tax year reduced by the amount of Before-tax Contributions credited to his Participant Account in the tax year in which he receives the hardship withdrawal.

         10.5 As soon as administratively feasible after the date as of which a Participant has elected to make a withdrawal in accordance with this Article X, the Committee shall direct the Trustee to effect such withdrawal. The withdrawal shall be made from the Investment Funds in which the Participant's Accounts are invested in accordance with the provisions of Appendix A.

         10.6 If, because of a withdrawal prior to January 1, 1989, all or a portion of a Participant's Company Account has been forfeited under the vesting provisions of the Plan as in effect prior to January 1, 1989, such Participant may elect, within 5 years from that date, to repay to the Plan the amount so withdrawn. Upon such repayment the amount of such

Participant's Company Account so forfeited shall be restored to his credit by an additional Employer contribution.

         10.7 Withdrawals under this Article X shall be made in the following order:

         (i)   After-tax Contributions made prior to January 1, 1987;

         (ii) After-tax Contributions made on or after January 1, 1987 and related earnings;

         (iii) Rollover contributions to the Plan from the Niagara Mohawk Power Corporation Employee Stock Ownership Plan as in effect prior to May 1, 1989 or from other plans;

         (iv)  Matching Contributions and related earnings;

         (v) Before-tax Contributions and related earnings after the attainment of age 59 1/2.


                                   ARTICLE XI

                                  DISTRIBUTIONS

         11.1 The entire interest of a Participant in his Participant Account, Company Account, Rollover Account and Transfer Account, as applicable, shall become payable upon any of the following events:

         (i)   retirement under the Niagara Mohawk Pension Plan;

         (ii)  Total Disability;

         (iii) death;

         (iv)  other termination of employment with the Employer;

         (v)   the Participant's attainment of age 59 1/2; or

         (vi) financial hardship, but only to the extent provided under Section 10.4.

         11.2 Upon Total Disability, attainment of age 59 1/2 or termination of employment with the Employer for any reason, a Participant (or his Beneficiary in the event of death) may elect distribution of his Accounts by application to the Committee in such form and manner as the Committee may prescribe.

         11.3 If at termination of employment for any reason the value of a Participant's Accounts does not exceed $3,500, his Accounts shall be distributed in a single sum in cash, except that the Participant may elect to receive in stock all of his Accounts invested in the Stock Fund (as described in Appendix
A). If at termination of employment for any reason the value of a Participant's Accounts exceeds $3,500 he may elect (i) to receive a single sum distribution of his Accounts in cash (except that he may also elect to receive in stock all of his Accounts invested in the Stock Fund); or (ii) to have his Accounts retained in the Plan, in which case (1) all amounts credited to his Accounts shall, to the fullest extent practicable, be transferred to and invested in the Fidelity Retirement Government Money Market Portfolio (as described in Appendix A) until withdrawal or distribution, and (2) the Participant may not make a partial withdrawal of his Accounts. Notwithstanding the foregoing provisions of Section
11.2 or this Section 11.3, if the value of a Participant's Accounts exceeds $3,500, (i) distribution shall not be made prior to the Participant's attainment of age 65 without the written consent of the Participant (or his surviving spouse); and (ii) in the case of a Participant who retires under the Niagara Mohawk Pension Plan, and with respect to his benefits accrued as of June 30, 1992 only, the Participant may elect to receive distribution of his Accounts in quarterly installments over a period not to exceed 10 years.

         If a distribution is one to which Code sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under Treasury Regulations section 1.411(a)-11(c) is given, provided that: (1) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (2) the Participant, after receiving the notice, affirmatively elects a distribution.

         11.4 Except as otherwise required under Sections 11.2 and 11.3, all payments due under this Article XI shall commence no later than 60 days following the close of the Plan Year in which the latest of the following occurs:

         (a)   the attainment by the Participant of age 65;

         (b) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or

         (c) the termination of the Participant's employment with the Employer.

         11.5 Any other provision of the Plan to the contrary notwithstanding, payment of a benefit under the Plan to a Participant shall commence no later than the April 1st next following the Plan Year in which the Participant attains age 70 1/2.

         11.6 A Participant may, prior to termination of his employment with the Employer, designate a Beneficiary to whom distribution of his interest in the Trust Fund shall be paid in the event of his death prior to the full receipt of such interest; provided, however, that in the event the Participant is married on the date of his death, such Beneficiary shall be deemed to be the Participant's surviving spouse. The Participant may elect to change or revoke his designated Beneficiary at any time; provided, however, that in the event prior to such change or revocation such Beneficiary is the Participant's surviving spouse, such election shall not be effective unless such surviving spouse provides written consent which acknowledges the effect of such election and is witnessed by a notary public. The affirmative designation of any Beneficiary and any elected change or revocation thereof by a Participant shall be made on forms provided by the Committee and shall not in any event be effective unless and until filed with the Committee. If no designated or deemed Beneficiary survives the Participant, or if an unmarried Participant fails to designate a Beneficiary under the Plan, the amount payable upon the death of the Participant shall be paid to his estate.

         11.7 Notwithstanding the foregoing provisions of this Article XI, a Participant entitled to a distribution under the Plan may instruct the Committee, in such form and manner as the Committee may prescribe, to have all or a portion of the amount of such distribution transferred directly from the Trust Fund to a tax-qualified plan of another employer, an individual retirement account or an individual retirement annuity.


                                   ARTICLE XII

                               INVESTMENT OF FUNDS

         12.1 The Company each pay period will transfer over to the Trustee contributions made to the Plan to be held in trust and invested as provided herein and in the Trust Agreement.

         12.2 The Trust Fund will be invested in the Investment Funds set forth in Appendix A.

         12.3 Matching Contributions will be invested in the Stock Fund, as described in Appendix A. Each Participant will designate the proportion of his Before-tax Contributions and After-tax Contributions (expressed as a percentage in multiples of 1%), his rollover contributions under Section 7.1, and amounts transferred to the Plan pursuant to Section 2.4 or 7.2, as applicable, to be invested in each Investment Fund. Such designation may be changed at any time, by notice to the Committee in such form and manner as the Committee may prescribe, except that the change shall apply only to the Participant's future contributions. If no designation is made, the Participants' Accounts shall be invested in accordance with the provisions in Appendix A. By giving notice to the Committee, in such form and manner as the Committee may prescribe, a Participant may also transfer the amount equivalent to his interest or any partial interest from one Investment Fund to the other, as limited by the terms and conditions of the various Investment Funds. The rights of a Participant to transfer among Investment Funds are subject to the restrictions set forth in Appendix A.

         12.4 Each Participant shall have an interest in each Investment Fund in which he has elected to have invested all or any part of his Before-tax and After-tax Contributions under Section 3.1, his Matching Contributions under
Section 5.1, his rollover contributions under Section 7.1 and transferred amounts under Section 7.2. His interest at any time in the Investment Funds shall be equal to the sum of such contributions and transferred amounts, adjusted from time to time to reflect his proportionate share of the income and losses realized by such Investment Funds and of the net appreciation or depreciation in the value of such Investment Funds.

         12.5 As of each Valuation Date, the Committee shall ascertain from the Trustee the value of each Investment Fund and shall on such basis determine the value of the interests of Participants. Each Participant will be furnished a statement of his Accounts at least annually.

                                  ARTICLE XIII

                                      LOANS

         13.1 Upon application to the Committee, in such form and manner as the Committee may prescribe, a Participant shall be permitted to borrow from his Accounts in accordance with criteria established by the Committee on a uniform and nondiscriminatory basis. A Participant shall be permitted to have no more than one loan outstanding at one time; provided, that effective February 1, 1994, a Participant shall be permitted to have no more than two loans outstanding at one time; and provided further that the Committee in its discretion may charge the Participant, on a uniform and nondiscriminatory basis, reasonable administrative fees for a loan. Any such loan(s) shall be evidenced by a promissory note. A Participant may obtain a first loan for any reason. Until November 1, 1995, the Participant may obtain a second loan, if needed, only for one or more of the following reasons: purchase of a principal residence, post-secondary education for the Participant or his dependents, unreimbursed medical expenses, or to avoid foreclosure or eviction from the Participant's principal residence; on and after November 1, 1995, these restrictions on the use of a second loan are eliminated.

         13.2 The minimum amount that a Participant shall be permitted to borrow is $1,000. The maximum amount that a Participant shall be permitted to borrow under this Plan is the lesser of (i) 50% of the aggregate of such Participant's Before-tax Contributions and related earnings and the amount credited to his Rollover Account and Transfer Account (reduced by the balance of any amounts which remain outstanding under a Plan loan); or (ii) $50,000, reduced by the excess, if any, of the highest outstanding balance of any prior Plan loan(s) during the twelve-month period ending on the day before the date the Plan loan is made over the outstanding balance of the Plan loan on the date the loan is made.

         13.3 Each loan shall be repaid by the Participant through equal payroll deductions, on a level amortization basis, commencing with the date of the loan, over a period of at least 12 and not more than 60 months. Interest on loans shall be charged at a reasonable rate, as determined by the Company, and shall be commensurate with the prevailing interest rate being charged for similarly secured loans by entities in the business of lending money. Such rate will remain fixed for the term of the loan. A Participant may prepay the entire balance of his loan at any time without penalty.

         13.4 The amount of the loan shall be drawn from the Investment Funds in which the Participant's Participant Account, Rollover Account or Transfer Account are invested, in the same manner as withdrawals (as described in Section
A.5 of Appendix A). The Participant's Accounts shall be reduced by the amount of the loan and a Loan Account shall be established in the Participant's name and in such amount at the time the loan is granted. The Loan Account shall represent the Participant's outstanding loan balance. As the loan is repaid, the Participant's Loan Account shall be reduced by the principal repaid, the principal and interest shall be restored on a pro rata basis to the Participant's Accounts from which the loan was made and the payment will be allocated to the Investment Funds currently being used by the Participant.

         13.5 If a loan is in default, the Company shall liquidate all or any portion of the Participant's Loan Account balance as necessary to discharge the Participant's obligation under the loan agreement before any amounts are paid to or on behalf of such Participant. In no event shall such liquidation occur prior to the time the Participant is entitled to a distribution under Article XI. The following events will be considered a default:

         (1) death or Total Disability of the Participant;

         (2) termination of the Plan;

         (3) retirement or other termination of employment by the Participant;
             or

         (4) failure to make any required payment of loan principal and interest for 60 days.

         13.6 All loans granted under this Article XIII shall be granted in a uniform and nondiscriminatory manner.

         13.7 The Company may amend the terms of, or discontinue, the loan program as it deems appropriate. The Company may also restrict or suspend the making of loans if it determines that the program is having adverse effects on Plan investment earnings or on Participants in general.


                                   ARTICLE XIV

                                 ADMINISTRATION

         14.1 The Company shall be the Plan Administrator and "named fiduciary," within the meaning of ERISA section 402(a), responsible for the administration and day-to-day operation of the Plan.

         14.2 The Committee shall establish uniform rules and procedures for the proper administration of the Plan. It shall interpret the Plan in a uniform and nondiscriminatory manner, and its determinations shall be conclusive and binding upon the Participants.

         14.3 The Board of Directors shall appoint no less than three members of the Committee who are officers of the Company. The Committee shall elect a chairman from among its members and a secretary who may, but need not, be a member of the Committee. Members of the Committee shall serve as such without compensation but the proper expenses of the Committee, including the compensation of its duly appointed agents, shall be paid by the Company. All expenses attributable to the administration of the Plan and the expenses of the Trustee shall be paid out of the Trust Fund except to the extent paid by the Employer.

         14.4 The Company, the Board of Directors and the Committee shall have the power to assign or delegate any of its respective responsibilities to subcommittees, members of the Committee or other agents and may designate one or more subcommittees or other persons to carry out any of its responsibilities.

         14.5 The Company and the Committee may employ such agents and such clerical and other services as it may deem advisable in carrying out the provisions of the Plan, and may consult with counsel, who may be counsel for the Company.

         14.6 Any person who believes that he is entitled to benefits under the Plan may file a claim for such benefits. The Committee may require claims for benefits to be filed in writing, on such forms and containing such information as it may deem necessary. Adequate notice shall be provided in writing to any person whose claim for benefits under the Plan has been wholly or partially denied. Such notice shall set forth the specific reason for such denial and specific reference to the pertinent Plan provisions on which the denial is based. Such notice shall be written in a manner calculated to be understood by the claimant and shall afford reasonable opportunity to the claimant whose claim for benefits has been denied for a full and fair review by the Committee of the decision denying the claim.

                                   ARTICLE XV

                                     TRUSTEE

         15.1 All assets of the Plan shall be held pursuant to a Trust Agreement between a Trustee, designated by the Board of Directors, and the Company. The Trust Agreement shall provide, among other things, for a Trust Fund, to be administered by the Trustee, to which all contributions shall be paid, and the Trustee shall have such rights, powers and duties as shall be set forth therein. All assets of the Trust Fund shall be held, invested and reinvested in accordance with the provisions of the Trust Agreement.

         15.2 At no time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries shall any part of the assets of the Plan be used for or diverted to purposes other than for the exclusive benefit of such persons; provided, however, Employer contributions (net of any interest or other earnings and net of any Plan losses attributable to such contributions) may be returned to the Employer (a) within one year after the payment of a contribution, if made by the Employer by reason of a mistake of fact, or (b) within one year of the disallowance of a deduction, to the extent a deduction is disallowed, if a contribution is conditioned upon its deductibility under Code section 404(a).

         15.3 Pursuant to the terms of the Trust Agreement, the Board of Directors may appoint one or more Investment Managers (individuals and/or other entities), who may include the Trustee, to direct the investment and reinvestment of part or all of the Trust Fund, and the Board of Directors may change the appointment of the Investment Manager from time to time.

         15.4 All disbursements by the Trustee, except for the ordinary expenses of the administration of the Trust Fund, and settlement of duly authorized investment transactions for the account of the Trust Fund, shall be made upon the written instructions of the Company.

         15.5 The Company shall furnish the Trustee and the Participants (or Beneficiaries) with notices and information statements when voting rights with respect to Company stock are to be exercised, in such time and manner as may be required by applicable law and the certificate of incorporation and by-laws of the Company. Such statement shall be substantially the same for Participants as for holders of such stock in general. The Trustee shall vote Company stock credited to a Participant's Account under the Stock Fund (as described in Appendix A) in accordance with the instructions of the Participant. If the Trustee shall not receive instructions from a Participant (or Beneficiary), the Trustee shall vote such Company stock proportionately in the same manner as it votes Company stock with respect to which it has received voting instructions.

         15.6 The Trustee shall respond to a tender or exchange offer with respect to Company stock credited to a Participant's Accounts under the Stock Fund (as described in Appendix A) as instructed by the Participant. The Company shall notify each Participant (or Beneficiary) and utilize its best efforts to distribute or cause to be distributed to him in a timely fashion such information as will be distributed to shareholders of Company stock in connection with any such tender or exchange offer, together with a form requesting confidential instructions to the Trustee as to the manner in which to respond to the tender or exchange offer. If the Trustee shall not receive instructions from a Participant (or Beneficiary) regarding any such tender or exchange offer, the Trustee shall not tender or exchange such Company stock.

                                   ARTICLE XVI

                            TERMINATION AND AMENDMENT

         16.1 The Company expects to continue the Plan indefinitely, but the continuance of the Plan and the payment of contributions are not assumed as contractual obligations.

         16.2 The Plan may be terminated at any time by the Board of Directors. If the Plan shall be terminated, the Trustee shall continue to hold, invest and administer the Trust Fund in accordance with the provisions of the Trust Agreement and shall make distributions therefrom in accordance with the provisions of the Plan, as then in effect, pursuant to instructions filed with the Trustee by the Company upon such termination or from time to time thereafter. Upon a complete discontinuance of contributions, or upon termination or partial termination of the Plan, each affected Participant or Beneficiary shall continue to have a nonforfeitable interest in his Accounts in the Plan.

         16.3 The Plan may be amended at any time and from time to time, including retroactively, by action of the Board of Directors; provided, however, that no amendment shall reduce the vested percentage of a Participant's accrued benefit derived from Employer contributions below the vested percentage thereof on the date such amendment is adopted or becomes effective, whichever is later; and provided further, that no amendment shall decrease the accrued benefit of a Participant. In the event that the vesting provisions are amended, a Participant with at least 3 Years of Service shall have the right to elect, within a specified period, to have his nonforfeitable percentage computed under this Plan without regard to such amendment.

                                  ARTICLE XVII

                                  MISCELLANEOUS

         17.1 Participation in the Plan shall have no effect upon the employment status of any Employee.

         17.2 All benefits payable under the Plan shall be paid solely from the Trust Fund, and the Company assumes no liability or responsibility with respect to such payments.

         17.3 In the event of any merger or consolidation of the Plan with, or transfer of any assets or liabilities of the Plan to, any other plan, each Participant shall be entitled to receive a benefit immediately after such merger, consolidation, or transfer (computed as if such other plan had then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation, or transfer (computed as if the Plan had then terminated).

         17.4 Except as otherwise provided by law or the issuance of a "qualified domestic relations order" (within the meaning of Code section 414(p)), no person shall have the right to assign, alienate, transfer, hypothecate or otherwise subject to lien his interest in or his benefit under the Plan, nor shall benefits under the Plan be subject to the claims of any creditor. Any other provision of the Plan to the contrary notwithstanding, if a qualified domestic relations order requires the distribution of all or part of an Employee's benefits under the Plan, the establishment or acknowledgment of the alternate payee's right to benefits under the Plan in accordance with the terms of such qualified domestic relations order shall in all events be deemed to be consistent with the terms of the Plan.

         17.5 The Company, the Board of Directors, the Committee (including any subcommittees, individual members and the secretary thereof), the Trustee, and any person who is deemed to be a fiduciary under the Plan, shall not be liable for a breach of fiduciary responsibility of another fiduciary under the Plan except to the extent (a) it shall have participated knowingly in, or knowingly undertaken to conceal, an act or omission of such fiduciary, knowing such act or omission was a breach of such fiduciary's responsibilities, (b) it shall have, through a breach of its fiduciary responsibilities, enabled such fiduciary to commit a breach of its fiduciary responsibilities, or (c) it shall have knowledge of a breach of fiduciary responsibilities by such fiduciary, unless it has made reasonable efforts to remedy the breach.

         17.6 The Company, the Board of Directors, and the Committee (including any subcommittees, individual members and the secretary thereof) shall not be liable for the acts or omissions of (a) any person or persons to whom any authority, power or responsibility has been allocated pursuant to Section 14.4 or (b) any person or persons who have been designated to carry out any such authority, power or responsibility pursuant to Section 14.4 except to the extent
(i) it shall have violated its fiduciary responsibilities with respect to (A) such allocation or designation, (B) the establishment or implementation of the allocation or designation procedures of Section 14.4 or (C) the continuation of any such allocation or designation, or (ii) it would otherwise be liable under
Section 17.5.

         17.7 If the Committee determines that any person to whom a payment is due hereunder is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for the benefit of the incompetent, without responsibility of the Committee or the Trustee to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Committee, the Trustee and the Trust Fund.

         17.8 The Plan shall be construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by the laws of the United States.


                                  ARTICLE XVIII

                              TOP HEAVY PROVISIONS

         The provisions of this Article XVIII shall become applicable only under the circumstances described thereunder.

         18.1 For purposes of this Article XVIII, the Plan shall be "top heavy" if, as of the determination date (the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day of such year), the present value of the cumulative account balances for "key employees," as defined in Code section 416(i)(1), under the Plan and all other plans in the "aggregation group," as defined in Code section 416(g)(2)(A), exceeds 60% of the present value of the cumulative account balances under all such plans for all Employees determined as of the applicable "valuation date." For purposes of this Article XVIII, "valuation date" shall mean the most recent Valuation Date within a 12-month period ending on the determination date. The present value of such account balances shall be computed in accordance with Code section 416(g), and the above percentage ratio shall be determined by a fraction, the numerator of which is the sum of the present value of the account balances of key employees under the Plan and all other plans in the aggregation group, and the denominator of which is the sum of the present value of the account balances under all such plans, including the Plan, for all Employees. If an individual has not performed any service for the Employer at any time during the five-year period ending on a determination date, any accrued benefit of such individual shall not be taken into account.

         18.2 The following provisions shall be applicable to members only for any Plan Year with respect to which the Plan is top heavy:

         (a) Notwithstanding Article V, the Employer shall make a special contribution on behalf of each non-key employee who has satisfied the eligibility requirements of the Plan, whether or not a Participant in the Plan and who is in service at the end of the Plan Year, with respect to such Plan Year in an amount which equals the lesser of (i) 3% of his compensation (as defined in Code section 414(s), or, to the extent required by the Code and Treasury Regulations section 1.415-2(d)) or (ii) the highest percentage of compensation provided under the Plan for any key employee for such Plan Year. Any such special Employer contribution shall be credited to such Participant's Company Account. Notwithstanding the foregoing provisions of this Section 18.2(a), if a Participant in the Plan is also a participant in any defined benefit plan of the Employer, then for each Plan Year with respect to which the Plan is top heavy, such Participant's accrual of a minimum benefit under such defined benefit plan in accordance with Code section 416(c)(1) shall be deemed to satisfy the special Employer contribution requirement of this Section 18.2(a). Employer contributions resulting from Before-tax Contributions or Matching Contributions shall not be counted towards meeting the minimum required allocations under this Section.

         (b) Notwithstanding the provisions of Section 8.1, if during any Plan Year an Employee participates in both a defined contribution plan and a defined benefit plan maintained by the Company which comprise a "top heavy group," as defined in Code section

416(g)(2)(B), the denominators of the defined benefit plan fraction and the defined contribution plan fraction, as described in Section 8.1(d), shall be calculated by substituting "1.0" for "1.25" each place it appears in such Section; provided, however, that this Section 18.2(b) shall not apply with respect to a plan in the top heavy group if (i) such plan would satisfy the requirements of Code section 416(h)(2)(A) and (ii) the aggregate accrued benefits and cumulative account balances of key employees under all plans in the top heavy group do not exceed 90% of the aggregate accrued benefits and cumulative account balances under all such plans for all Employees.

                                   APPENDIX A

                                INVESTMENT FUNDS

         This Appendix A shall be incorporated in, and be deemed an integral part of, the Plan. Terms used in this Appendix A shall have the same meanings as ascribed in the Plan document, unless the context otherwise clearly requires.

         A.1 The Accounts of a Participant shall be invested in one or more of the following Investment Funds, in accordance with the election of the Participant pursuant to Section 12.3 of the Plan:

         Niagara Mohawk Power Corporation Stock Fund ("Stock Fund") - invested primarily in common stock of Niagara Mohawk Power Corporation. The Fund's investment income, net of investment expense, shall automatically be reinvested in the Fund.

         Fidelity Retirement Government Money Market Portfolio - The Fidelity Retirement Government Money Market Portfolio, a mutual fund, seeks to obtain as high a level of current income as is consistent with the preservation of capital and liquidity by investing in obligations issued or guaranteed as to principal and interest by the United States Government, its agencies or instrumentalities and in repurchase agreements secured by these obligations. An investment in this portfolio is not guaranteed or insured by the U.S. government or any governmental agency. The portfolio tries to maintain a $1 share price.

         Fixed Income Fund - The Fixed Income Fund is not a mutual fund and is not available to the general public. It is a separate fund managed by Fidelity Management Trust Company consisting of individual investment contracts and investments in Managed Income Portfolio II. The Managed Income Portfolio II is managed by Fidelity Management Trust Company and invests in individual investment contracts on behalf of the Plans and other plans. Overall, the Fixed Income Fund strives to preserve capital while producing income by generally purchasing investment contracts from various financial institutions that provide a fixed interest rate for a specified time period. By investing in these contracts, the participants of this investment fund are essentially lending money to the financial institution. The financial institution (usually an insurance company or a bank) agrees to pay a specified rate of interest on that contract and to repay the principal (contract amount) when the investment contract matures, regardless of current market conditions or the prime rate.

         At any point in time, the Fixed Income Fund's interest rate will be a blended rate based upon the balances and interest rates of sums held in the various investment contracts held in the fund. The actual interest rate depends upon the amount of contributions invested in the Fixed Income Fund, the amounts withdrawn, and the transfers to and from the Fixed Income Fund.

         Fidelity U.S. Equity Index Commingled Pool - This investment fund is not a mutual fund, and it is not available to the general public. It is managed by Fidelity Management Trust Company. This pool seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) of the Standard & Poor's 500 Index ("S&P Index"). In seeking this objective, the investment manager invests primarily in the common stocks of the 500 companies that make up the S&P Index. Although the stocks are selected to create a portfolio having the overall risk characteristics and industry diversification of the S&P Index, exactly equal performance is not possible because of the inclusion of associated transaction costs and the fact that any technique used in portfolio selection cannot be perfectly accurate in matching the performance of the S&P Index.

         Fidelity U.S. Bond Index Portfolio - This mutual fund seeks to provide investment results that correspond to the aggregate price and investment performance of debt securities in the Lehman Brothers Aggregate Bond Index ("Aggregate Bond Index"). Under normal conditions, approximately 80% of the investment fund will be invested in securities included in the Aggregate Bond Index, which is comprised of U.S. Treasury obligations, including bonds and notes; U.S. agency obligations, including those of the Federal Farm Credit Bank, Federal Land Bank and the Bank for Co-Operatives; foreign obligations, including U.S. dollar-denominated World Bank issues and non-convertible debt issued by foreign sovereign governments, foreign municipalities, foreign governmental agencies or international agencies; U.S. investment-grade corporate debt, including industrial, finance and utility issues, and mortgage-backed obligations, including Government National Mortgage Association, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation obligations.

         Fidelity Growth and Income Portfolio - This mutual fund is invested mainly in securities of U.S. and foreign companies that pay current dividends and show potential earnings growth, with the objective of providing long-term capital appreciation with reasonable current income, and growth. The Fidelity Growth and Income Portfolio may invest in large or small capitalization stock, domestic or foreign issues and may use convertible securities, straight bonds, and preferred stock.

         Fidelity Growth Company Fund - The Fidelity Growth Company Fund is a mutual fund invested primarily in common stock and securities convertible into common stock of smaller, less well-known companies in new and emerging areas of the economy and larger companies in mature or declining industries which have been revitalized and which the investment manager believes have above-average growth characteristics. The objective of this investment fund is to achieve capital appreciation. The Fidelity Growth Company Fund will purchase both listed stock and stocks traded over-the-counter, domestic or foreign issue.

         Fidelity Overseas Fund - The Fidelity Overseas Fund is invested primarily in companies whose principal business activities are outside the United States. This mutual fund's objective of capital growth is attempted through investments in securities of issuers from at least three countries outside of North America. The fund invests a majority of its assets in stocks, but may invest in debt securities of any kind.

         Fidelity Asset Manager: Income - The Fidelity Asset Manager: Income investment option is a diversified, asset allocation mutual fund invested in stocks, bonds and short-term instruments, both U.S. and foreign, with the objective of high current income and capital appreciation. The fund can have anywhere from 0% to 35% in stocks, from 20% to 45% in bonds, and from 20% to 80% in short-term investments. Over the long term, the fund will generally have approximately 20% stocks, 30% bonds and 50% short-term instruments. Stocks include equity securities of all types. Bonds include all varieties of fixed-income instruments with maturities of more than three years. Short-term instruments include all types of short-term instruments with remaining maturities of three years or less.

         Fidelity Asset Manager - The Fidelity Asset Manager investment option is a diversified, asset allocation mutual fund invested in stocks, bonds and short-term instruments, both U.S. and foreign, with the objective of high total return with reduced risk over the long term. The fund's investments can range from 10% to 60% in stocks, 20% to 60% in bonds, and 0% to 70% in short term instruments, but over time, this investment fund is generally invested in a mixture of approximately 40% stocks, 40% bonds and 20% short-term instruments. Stocks include equity securities of all types. Bonds include all varieties of fixed-income instruments with maturities of more than three years. Short-term instruments include all types of short-term instruments with remaining maturities of three years or less.

         Fidelity Asset Manager: Growth - The Fidelity Asset Manager: Growth investment option is a diversified asset allocation mutual fund invested in stocks, bonds and short-term instruments, both U.S. and foreign, with the objective of maximum total return over the long-term. The fund can have anywhere from 0% to 100% in any of the three types of asset classes (stocks, bonds and short-term investments). Over the long term, the fund will generally aim for the following combination: 65% stocks, 30% bonds and 5% short-term instruments. Stocks include equity securities of all types. Bonds include all varieties of fixed-income instruments with maturities of more than three years. Short-term instruments include all types of short-term instruments with remaining maturities of three years or less.

         A.2 Amounts invested in the Fixed Income Fund may not be transferred into the Fidelity Retirement Government Money Market Portfolio ("Government Money Market

Portfolio") or the Fidelity U.S. Bond Index Portfolio ("U.S. Bond Index Portfolio") (collectively, "money-market funds"). However, a Participant may transfer amounts from the Fixed Income Fund into one of the non-money-market funds described in Section A.1 for a period of 180 days, after which such amounts may be transferred into the Government Money Market Portfolio or the U.S. Bond Index Portfolio, or both. Transfers out of the Fixed Income Fund may be made at any time with a maximum of six transfers per year.

         A.3 Prior to November 1, 1995, Matching Contributions, and related earnings, invested in the Stock Fund cannot be transferred out of such Fund until the Participant attains age 53. On and after November 1, 1995, this restriction no longer applies.

         A.4 In the event a Participant does not designate specific Investment Funds, his Accounts will be invested in the Fidelity Retirement Government Money Market Portfolio.

         A.5 In the event a Participant elects to make an in-service withdrawal in accordance with Article X, the withdrawal shall be made from the Investment Funds of the Participant's Accounts in the following order: Fidelity Overseas Fund, Fidelity Growth Company Fund, Fidelity Asset Manager: Growth, Fidelity Growth and Income Portfolio, Stock Fund, Fidelity U.S. Equity Index Commingled Pool, Fidelity Asset Manager, Fidelity U.S. Bond Index Portfolio, Fidelity
Asset Manager:Income, Fidelity Retirement Government Money Market Portfolio and, lastly, the Fixed Income Fund. Amounts paid from Investment Funds will be paid in cash; provided that the Participant may elect to receive in stock all of his Accounts invested in the Stock Fund by giving notice to the Committee in such form and manner as the Committee may prescribe.

                                   APPENDIX B

                       EFFECTIVE DATES OF PLAN PROVISIONS

         The Plan as set forth herein, constitutes a restatement of the Plan effective as of July 1, 1992. Although this restatement is effective July 1, 1992, the provisions of the Plan relating to compliance with the Tax Reform Act of 1986, as amended, are effective January 1, 1989. Amendments effective on or after July 1, 1992 through February 1, 1994 are effective as stated in the Plan document.